EXHIBIT 99.1
For Immediate Release
MERCER INTERNATIONAL INC. REPORTS 2008 SECOND QUARTER RESULTS
     NEW YORK, NY, July 30, 2008 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported results for the second quarter of 2008. Revenues and Operating EBITDA in the second quarter of 2008 decreased to €170.6 million (U.S.$266.5 million) and €19.8 million (U.S.$30.9 million) from €176.6 million (U.S.$238.1 million) and €25.0 million (U.S.$33.7 million), respectively, in the second quarter of 2007, primarily due to the continued weakness of the U.S. dollar which more than offset pulp list price improvements and higher sales and production volumes. Operating EBITDA is defined on page 4 of this press release and reconciled to net income from continuing operations on page 7 of the financial tables in this press release.
Summary Financial Highlights

	Q2	Q1	Q2
	2008	2008	2007
	(in millions of Euro, except where otherwise stated)
Revenues	€170.6	€179.1	€176.6
Operating income from continuing operations	6.2	18.6	10.9
Operating EBITDA	19.8	32.8	25.0
Unrealized gain (loss) on derivative instruments	20.6	(7.9)	—
Foreign exchange gain on debt	0.2	6.0	1.3
Net income from continuing operations	0.9	2.9	3.3
Net income per share
Basic	€0.02	€0.08	€0.09
Diluted	€0.02	€0.08	€0.09
Summary Operating Highlights

	Q2	Q1	Q2
	2008	2008	2007
Pulp Production (‘000 ADMTs)	356.8	360.9	326.4
Scheduled Production Downtime (‘000 ADMTs)	15.0	1.5	24.0
Pulp Sales (‘000 ADMTs)	347.3	348.2	337.0
NBSK pulp list price in Europe (US$/ADMT)	900	880	783
NBSK pulp list price in Europe (€/ADMT)	576	586	579
Average pulp sales realizations (€/ADMT)(1)	485	510	518
Average Spot Currency Exchange Rates:
€ / $(2)	0.6401	0.6666	0.7416
C$ / $(2)	1.0099	1.0015	1.0981
C$ / €(3)	1.5783	1.5060	1.4810

(1)	List price, less discounts and commissions.

(2)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.

(3)	Average Bank of Canada noon spot rate over the reporting period.

President’s Comments
     Mr. Jimmy S.H. Lee, President and Chairman, stated: “While all of our mills performed generally well and production volumes increased approximately 9% from the same quarter last year, our results were adversely impacted by the continued weakening of the U.S. dollar versus the Euro and by 11 days of scheduled production downtime at our Celgar mill.”
     Mr. Lee continued: “Pulp prices during the quarter were relatively flat but our average pulp sales realizations declined by 6.4% from the second quarter of 2007 because of the slumping U.S. dollar.”
     Mr. Lee added: “In June the German government approved amendments to the country’s Renewable Energy Resources Act, its legislative framework for the promotion of electricity generation from renewable energy sources, including biomass. A key element of the Act is that public electric utilities give priority to electricity from renewable energy sources and pay a fixed tariff for a period of 20 years. The amount of tariff is generally dependent on the technology used, the year the installation was put into operation and the size of the plant. The Act is only applicable to installments with a capacity of 20MW or less, effectively excluding our Rosenthal and Stendal mills, as large industrial complexes, from the statutory scheme. The recent amendments to the Act, currently scheduled to take effect January 1, 2009, raise this capacity limit, permitting our German mills to participate in the program, and increase the tariff for biomass energy. As a result, once the amendments become effective, we expect to be able to materially increase the revenues from our sales of surplus energy in Germany.”
     Mr. Lee concluded: “We are pleased with the legislative developments in Germany which, along with progress on our Celgar green-energy initiative, help advance one of our key objectives of increasing production of and revenues from green energy. We also expect that certain fiber supply initiatives that have recently been implemented will take some pressure off fiber costs for the balance of the year. Although pulp prices have been impacted by slowing world economies, we believe the supply and demand fundamentals for NBSK pulp are fairly balanced and will support strengthening markets over the mid to long term. As one of the lowest cost NBSK producers in the market with highly modern facilities, we believe we are well positioned to take advantage of opportunities in our industry.”
Three Months Ended June 30, 2008 Compared to Three Months Ended June 30, 2007
     Revenues for the three months ended June 30, 2008 decreased by 3.4% to €170.6 million from €176.6 million in the comparative period of 2007, primarily due to the weak U.S. dollar.
     Pulp production increased to 356,819 ADMTs in the current quarter, from 326,350 ADMTs in the same quarter of 2007 as all of our mills performed generally well.

     Pulp sales volume increased to 347,259 ADMTs in the second quarter of 2008 from 337,016 ADMTs in the comparative period of 2007. Average pulp sales realizations were €485 per ADMT in the current quarter of 2008 compared to €518 per ADMT in the second quarter of 2007, as the weakness of the U.S. dollar versus the Euro more than offset pulp list price improvements.
     Costs and expenses in the second quarter of 2008 decreased marginally to €164.4 million from €165.7 million in the comparative period of 2007, despite higher freight costs and warehousing expenses in connection with the shipment backlog at the Port of Vancouver.
     On average, our fiber costs decreased by approximately 2.9% in the second quarter of 2008 from the same period of 2007. Our fiber costs in Germany decreased in the current quarter from the comparative period of 2007 and are expected to remain stable in the short term because of lower demand from the European board industry. However, there is some uncertainty related to Russian government tariffs which are expected to reduce Russian wood exports to Europe and which may begin to exert upward pressure on pricing if Scandinavian producers, who traditionally import significant amounts of Russian wood, seek out alternative supply markets such as Germany.
     In the second quarter of 2008, fiber costs at our Celgar mill were comparable to the same quarter of 2007 and the prior quarter. Fiber costs have remained consistent despite significant curtailments in sawmilling activity as a result of the faltering North American housing and lumber markets which have sharply decreased the availability of fiber. Recent fiber initiatives at our Celgar mill, such as new pulp log procurement arrangements and the addition of a second shift in the woodroom, have helped stabilize fiber supply to the mill and we believe will provide some pricing relief over the balance of the year.
     During the second quarter of 2008, our raw material inventories increased to €30.8 million from €29.0 million at the end of the first quarter of 2008. Our pulp inventories increased by approximately 100% and 7.7% at the end of the current quarter of 2008, compared to the same time last year and the end of the first quarter of 2008, respectively. Pulp inventories at our Celgar mill remained high and largely the same as at March 31, 2008 due to delays in shipments to China caused by a sustained backlog at the Port of Vancouver. While this inventory is generally already committed to customer orders, we do not record the sale until the pulp is shipped. Pulp inventories increased at our Stendal mill, as slowing economies and tighter credit caused certain of its customers to delay purchases into the second half of 2008.
     We recorded no contribution to income from the sale of emission allowances in the current quarter as the applicable emissions certificates were not issued until after June 30. In the same quarter last year, we recorded only a negligible contribution to income as a result of weak markets and prices for the sale of emission allowances. In the current quarter, sales of surplus energy were approximately 20% higher than the second quarter of 2007.
     For the second quarter of 2008, operating income from continuing operations decreased to €6.2 million from €10.9 million in the comparative quarter of 2007, as the generally positive performance of our mills was more than offset by the continued weakness in the U.S. dollar against the Euro.
     Interest expense in the second quarter of 2008 decreased to €16.0 million from €17.6 million in the comparative quarter of 2007, primarily due to a lower level of borrowing.
     We recorded an unrealized gain of €20.6 million before minority interests on our interest rate derivatives at the end of the current quarter, compared to an unrealized gain of €18.1 million in the same quarter of last year. We recorded foreign exchange gains of €0.2 million and €1.3 million on our debt in the periods ended June 30, 2008 and 2007, respectively.
     In the second quarter of 2008, minority interest, representing the minority shareholder’s interest in the Stendal mill, was €3.4 million, compared to €1.1 million in the same quarter of last year.
     Operating EBITDA decreased to €19.8 million in the second quarter of 2008 from €25.0 million in the second quarter of 2007. Operating EBITDA is defined as operating income (loss) from continuing operations plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.
     Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. For a reconciliation of net income to Operating EBITDA, see page 7 of the financial tables included in this press release.
     We reported net income from continuing operations for the second quarter of 2008 of €0.9 million, or €0.02 per basic and diluted share, as compared to net income from continuing operations of €3.3 million, or €0.09 per basic and diluted share in the second quarter of 2007.
Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007
     Revenues for the six months ended June 30, 2008 increased to €349.7 million from €346.1 million in the comparative period of 2007, primarily due to higher pulp list prices which were in large part offset by the weak U.S. dollar.
     Operating EBITDA was €52.6 million in the first half of 2008 compared to €53.3 million in the six months ended June 30, 2007. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. See the discussion of our results for the second quarter of 2008 for additional information relating to Operating EBITDA and page 7 of the financial tables for a reconciliation to net income from continuing operations.
     We reported net income from continuing operations for the first half of 2008 of €3.7 million, or €0.10 per basic and diluted share. In the first half of 2007, we reported net income from continuing operations of €4.4 million, or €0.12 per basic and diluted share.
Earnings Release Call
     In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Thursday, July 31, 2008 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived through August 31, 2008, over the Internet through a link at the Company’s web site at http://www.mercerint.com/s/NewsReleases.asp, or at http://www.videonewswire.com/event.asp?id=49730. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until August 7, 2008 at 11:59 PM (Eastern Daylight Time). The replay number is (800) 642-1687 for domestic callers or (706) 645-9291 for international callers, and the passcode is 55178967.
     Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

     The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY: Jimmy S.H. Lee Chairman & President (604) 684-1099	FD Investors: Eric Boyriven, Alexandra Tramont Media: Jordana Miller (212) 850-5600

David M. Gandossi Executive Vice-President & Chief Financial Officer (604) 684-1099
-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands of Euros)

	June 30,	December 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	€83,295	€84,848
Receivables	98,181	89,890
Note receivable, current portion	557	5,896
Inventories	106,360	103,610
Prepaid expenses and other	6,485	6,015

Total current assets	294,878	290,259

Long-term assets
Cash, restricted	33,000	33,000
Property, plant and equipment	897,377	933,258
Investments	778	96
Deferred note issuance and other costs	4,640	5,303
Deferred income tax	12,202	17,624
Note receivable, less current portion	3,406	3,977

	951,403	993,258

Total assets	€1,246,281	€1,283,517

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€89,914	€87,000
Pension and other post-retirement benefit obligations, current portion	438	493
Debt, current portion	35,042	34,023

Total current liabilities	125,394	121,516

Long-term liabilities
Debt, less current portion	786,988	815,832
Unrealized interest rate derivative losses	9,155	21,885
Pension and other post-retirement benefit obligations	17,450	19,983
Capital leases and other	11,534	8,999
Deferred income tax	22,361	18,640

	847,488	885,339

Total liabilities	972,882	1,006,855

SHAREHOLDERS’ EQUITY
Share capital	203,600	202,844
Additional paid-in capital	445	134
Retained earnings	41,159	37,419
Accumulated other comprehensive income	28,195	36,265

Total shareholders’ equity	273,399	276,662

Total liabilities and shareholders’ equity	€1,246,281	€1,283,517

(1)

MERCER INTERNATIONAL INC.
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands of Euros, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues	€170,585	€176,603	€349,686	€346,134

Costs and expenses
Operating costs	142,902	143,658	282,343	278,302
Operating depreciation and amortization	13,514	13,990	27,635	27,719

	14,169	18,995	39,708	40,113
Selling, general and administrative expenses	7,953	8,051	14,849	15,459
(Sale) purchase of emission allowances	—	(39)	—	(766)

Operating income from continuing operations	6,216	10,943	24,859	25,420

Other income (expense)
Interest expense	(16,013)	(17,641)	(32,633)	(37,709)
Investment income	1,421	1,584	1,731	3,195
Foreign exchange gain on debt	238	1,349	6,269	2,603
Realized gain on derivative instruments	—	—	—	6,820
Unrealized gain on derivative instruments	20,580	18,100	12,730	17,852

Total other income (expense)	6,226	3,392	(11,903)	(7,239)

Income before income taxes and minority interest from continuing operations	12,442	14,335	12,956	18,181
Income tax benefit (provision) — current	(213)	(384)	163	(733)
— deferred	(7,922)	(9,520)	(9,126)	(12,972)

Income before minority interest from continuing operations	4,307	4,431	3,993	4,476
Minority interest	(3,436)	(1,091)	(253)	(43)

Net income from continuing operations	871	3,340	3,740	4,433
Net loss from discontinued operations	—	(181)	—	(188)

Net income	871	3,159	3,740	4,245

Retained earnings, beginning of period	40,288	16,326	37,419	15,240

Retained earnings, end of period	€41,159	€19,485	€41,159	€19,485

Net income from continuing operations per share:
Basic and diluted	€0.02	€0.09	€0.10	€0.12

Net income per share:
Basic and diluted	€0.02	€0.09	€0.10	€0.12

(2)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
(Unaudited)
(In thousands of Euros)
The terms of the indenture governing our 9.25% senior unsecured notes require that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the three and six months ended June 30, 2008 and 2007, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills. The Restricted Group excludes the Stendal mill.

	June 30, 2008
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current
Cash and cash equivalents	€70,151	€13,144	€—	€83,295
Receivables	47,978	50,203	—	98,181
Note receivable, current portion	557	—	—	557
Inventories	64,451	41,909	—	106,360
Prepaid expenses and other	4,612	1,873	—	6,485

Total current assets	187,749	107,129	—	294,878
Cash, restricted	—	33,000	—	33,000
Property, plant and equipment	358,250	539,127	—	897,377
Other	5,414	4	—	5,418
Deferred income tax	9,122	3,080	—	12,202
Due from unrestricted group	53,993	—	(53,993)	—
Note receivable, less current portion	3,406	—	—	3,406

Total assets	€617,934	€682,340	€(53,993)	€1,246,281

LIABILITIES
Current
Accounts payable and accrued expenses	€49,922	€39,992	€—	€89,914
Pension and other post-retirement benefit obligations, current portion	438	—	—	438
Debt, current portion	—	35,042	—	35,042

Total current liabilities	50,360	75,034	—	125,394
Debt, less current portion	261,376	525,612	—	786,988
Due to restricted group	—	53,993	(53,993)	—
Unrealized derivative loss	—	9,155	—	9,155
Pension and other post-retirement benefit obligations	17,450	—	—	17,450
Capital leases and other	7,063	4,471	—	11,534
Deferred income tax	6,374	15,987	—	22,361

Total liabilities	342,623	684,252	(53,993)	972,882

SHAREHOLDERS’ EQUITY
Total shareholders’ equity (deficit)	275,311	(1,912)	—	273,399

Total liabilities and shareholders’ equity	€617,934	€682,340	€(53,993)	€1,246,281

(3)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
(Unaudited)
(In thousands of Euros)

	December 31, 2007
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current
Cash and cash equivalents	€59,371	€25,477	€—	€84,848
Receivables	37,482	52,408	—	89,890
Note receivable, current portion	589	5,307	—	5,896
Inventories	63,444	40,166	—	103,610
Prepaid expenses and other	3,714	2,301	—	6,015

Total current assets	164,600	125,659	—	290,259
Cash, restricted	—	33,000	—	33,000
Property, plant and equipment	385,569	547,689	—	933,258
Other	5,399	—	—	5,399
Deferred income tax	10,852	6,772	—	17,624
Due from unrestricted group	57,457	—	(57,457)	—
Note receivable, less current portion	3,977	—	—	3,977

Total assets	€627,854	€713,120	€(57,457)	€1,283,517

LIABILITIES
Current
Accounts payable and accrued expenses	€43,621	€43,379	€—	€87,000
Pension and other post-retirement benefit obligations, current portion	493	—	—	493
Debt, current portion	—	34,023	—	34,023

Total current liabilities	44,114	77,402	—	121,516
Debt, less current portion	273,589	542,243	—	815,832
Due to restricted group	—	57,457	(57,457)	—
Unrealized derivative loss	—	21,885	—	21,885
Pension and other post-retirement benefit obligations	19,983	—	—	19,983
Capital leases and other	7,033	1,966	—	8,999
Deferred income tax	4,553	14,087	—	18,640

Total liabilities	349,272	715,040	(57,457)	1,006,855

SHAREHOLDERS’ EQUITY
Total shareholders’ equity (deficit)	278,582	(1,920)	—	276,662

Total liabilities and shareholders’ equity	€627,854	€713,120	€(57,457)	€1,283,517

(4)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(Unaudited)
(In thousands of Euros)

	Three Months Ended June 30, 2008
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€97,694	€72,891	€—	€170,585

Operating costs	87,938	54,964	—	142,902
Operating depreciation and amortization	6,774	6,740	—	13,514
Selling, general and administrative expenses	4,865	3,088	—	7,953
(Sale) purchase of emission allowances	—	—	—	—

	99,577	64,792	—	164,369

Operating income (loss) from continuing operations	(1,883)	8,099	—	6,216

Other income (expense)
Interest expense	(4,440)	(10,614)	(959)	(16,013)
Investment income (expense)	(373)	835	959	1,421
Foreign exchange gain (loss) on debt	(248)	486	—	238
Derivative financial instruments	—	20,580	—	20,580

Total other income (expense)	(5,061)	11,287	—	6,226

Income (loss) before income taxes and minority interest from continuing operations	(6,944)	19,386	—	12,442
Income tax provision	(1,303)	(6,832)	—	(8,135)

Income (loss) before minority interest from continuing operations	(8,247)	12,554	—	4,307

Minority interest	—	(3,436)	—	(3,436)

Net income (loss)	€(8,247)	€9,118	€—	€871

	Three Months Ended June 30, 2007
	Restricted	Unrestricted		Consolidated
	Group	Subsidiary	Eliminations	Group
Revenues	€104,307	€72,296	€—	€176,603

Operating costs	86,893	56,765	—	143,658
Operating depreciation and amortization	6,975	7,015	—	13,990
Selling, general and administrative expenses	4,642	3,409	—	8,051
(Sale) purchase of emission allowances	(4)	(35)	—	(39)

	98,506	67,154	—	165,660

Operating income from continuing operations	5,801	5,142	—	10,943

Other income (expense)
Interest expense	(6,961)	(11,606)	926	(17,641)
Investment income	1,136	1,374	(926)	1,584
Foreign exchange gain on debt	1,009	340	—	1,349
Derivative financial instruments, net	—	18,100	—	18,100

Total other income (expense)	(4,816)	8,208	—	3,392

Income before income taxes and minority interest from continuing operations	985	13,350	—	14,335
Income tax provision	(1,612)	(8,292)	—	(9,904)

Income (loss) before minority interest from continuing operations	(627)	5,058	—	4,431
Minority interest	—	(1,091)	—	(1,091)

Net income (loss) from continuing operations	(627)	3,967	—	3,340
Net loss from discontinued operations	(181)	—	—	(181)

Net income (loss)	€(808)	€3,967	€—	€3,159

(5)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(Unaudited)
(In thousands of Euros)

	Six Months Ended June 30, 2008
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€198,796	€150,890	€—	€349,686

Operating costs	165,594	116,749	—	282,343
Operating depreciation and amortization	14,195	13,440	—	27,635
Selling, general and administrative expenses	8,609	6,240	—	14,849
(Sale) purchase of emission allowances	—	—	—	—

	188,398	136,429	—	324,827

Operating income	10,398	14,461	—	24,859

Other income (expense)
Interest expense	(11,152)	(21,481)	—	(32,633)
Investment income (expense)	1,363	368	—	1,731
Foreign exchange gain (loss) on debt	6,379	(110)	—	6,269
Derivative financial instruments	—	12,730	—	12,730

Total other income (expense)	(3,410)	(8,493)	—	(11,903)

Income (loss) before income taxes and minority interest	6,988	5,968	—	12,956
Income tax provision	(3,457)	(5,506)	—	(8,963)

Income (loss) before minority interest	3,531	462	—	3,993
Minority interest	—	(253)	—	(253)

Net income (loss)	€3,531	€209	€—	€3,740

	Six Months Ended June 30, 2007
	Restricted	Unrestricted		Consolidated
	Group	Subsidiary	Eliminations	Group
Revenues	€204,240	€141,894	€—	€346,134

Operating costs	163,747	114,555	—	278,302
Operating depreciation and amortization	13,661	14,058	—	27,719
Selling, general and administrative expenses	8,705	6,754	—	15,459
(Sale) purchase of emission allowances	(268)	(498)	—	(766)

	185,845	134,869	—	320,714

Operating income from continuing operations	18,395	7,025	—	25,420

Other income(expense)
Interest expense	(14,418)	(25,132)	1,841	(37,709)
Investment income	2,440	2,596	(1,841)	3,195
Foreign exchange gain on debt	2,263	340	—	2,603
Derivative financial instruments, net	—	24,672	—	24,672

Total other (expense) income	(9,715)	2,476	—	(7,239)

Income before income taxes and minority interest from continuing operations	8,680	9,501	—	18,181
Income tax provision	(4,150)	(9,555)	—	(13,705)

Income (loss) before minority interest from continuing operations	4,530	(54)	—	4,476
Minority interest	—	(43)	—	(43)

Net income (loss) from continuing operations	4,530	(97)	—	4,433
Net loss from discontinued operations	(188)	—	—	(188)

Net income (loss)	€4,342	€(97)	€—	€4,245

(6)

MERCER INTERNATIONAL INC.
COMPUTATION OF OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
Net income from continuing operations	€871	€3,340	€3,740	€4,433
Minority interest	3,436	1,091	253	43
Income taxes	8,135	9,904	8,963	13,705
Interest expense	16,013	17,641	32,633	37,709
Investment income	(1,421)	(1,584)	(1,731)	(3,195)
Unrealized foreign exchange gain on debt	(238)	(1,349)	(6,269)	(2,603)
Derivative financial instruments, net	(20,580)	(18,100)	(12,730)	(24,672)

Operating income from continuing operations	6,216	10,943	24,859	25,420
Add: Depreciation and amortization	13,584	14,055	27,776	27,847

Operating EBITDA	€19,800	€24,998	€52,635	€53,267

(1)	Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.
COMPUTATION OF RESTRICTED GROUP OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
Restricted Group
Net income from continuing operations(1)	€(8,247)	€(627)	€3,531	€4,530
Income taxes	1,303	1,612	3,457	4,150
Interest expense	4,440	6,961	11,152	14,418
Investment income	373	(1,136)	(1,363)	(2,440)
Unrealized foreign exchange gain on debt	248	(1,009)	(6,379)	(2,263)

Operating income from continuing operations	(1,883)	5,801	10,398	18,395
Add: Depreciation and amortization	6,844	7,040	14,336	13,789

Operating EBITDA(2)	€4,961	€12,841	€24,734	€32,184

(1)	For the Restricted Group, net income (loss) from continuing operations and net income (loss) are the same.

(2)	Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

(7)

# # #